Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
August 2, 2017
American Equity Reports Second Quarter 2017 Results
Company Highlights

•	Second quarter 2017 net income of $26.9 million or $0.30 per diluted common share

•	Second quarter 2017 non-GAAP operating income[1] of $63.7 million or $0.71 per diluted common share

•	Second quarter 2017 annuity sales of $1.2 billion, down 44% from second quarter 2016

•	Policyholder funds under management of $46.9 billion, up 2.0% from March 31, 2017 and 7.5% from June 30, 2016

•	Second quarter 2017 investment spread of 2.72%

•	Estimated risk-based capital ratio of 366% compared to 342% at December 31, 2016
WEST DES MOINES, Iowa (August 2, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported second quarter 2017 net income of $26.9 million, or $0.30 per diluted common share, compared to net income of $14.7 million, or $0.18 per diluted common share, for second quarter 2016.
Non-GAAP operating income1 for the second quarter of 2017 was $63.7 million, or $0.71 per diluted common share, compared to non-GAAP operating income1 of $50.1 million, or $0.60 per diluted common share, for second quarter 2016. On a trailing twelve month basis, non-GAAP operating1 return on average equity1 was 9.0% based upon reported results and 11.6% excluding the impact of assumption revisions in the third quarter of 2016.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 2.0% ON $1.2 BILLION OF SALES
Policyholder funds under management at June 30, 2017 were $46.9 billion, a $912 million or 2.0% increase from March 31, 2017. Second quarter sales were $1.2 billion before coinsurance ceded and $1.1 billion after coinsurance ceded. Gross sales and net sales for the quarter were down substantially from the record second quarter sales posted in 2016. On a sequential basis, gross sales were up 9% with net sales up 6%.
Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) increased 2% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) climbed by $76 million or 69% sequentially. Sales of fixed index annuities (FIAs) were up 9% sequentially to $1.1 billion with increases at both Eagle Life and American Equity Life.

Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We were pleased with the sequential increase in sales and the rebound in FIA sales from Eagle Life's broker-dealers and banks but recognize that new business remained relatively soft compared to historical levels. While sales were down substantially on a year-over-year basis, we would note that second quarter 2016 sales benefited from a high level of multi-year guaranteed annuity (MYGA) sales. The relatively smaller decline in net sales compared to gross sales reflects both significantly lower volumes of MYGA products which are substantially coinsured as well as a reduction in the coinsured portion of Eagle Life's FIA product sales from 80% to 50%. Earlier this year, we enhanced our competitive positioning by adding an optional market value adjustment (MVA) feature to our Eagle Life Select and American Equity Life Choice series of products. This change, which allowed us to offer higher rates on MVA versions than the comparable non-MVA versions, had a substantial positive effect on Eagle Life's second quarter FIA sales."
Commenting on the competitive environment and the outlook for FIA sales, Matovina added: “The market in each of our distribution channels remained competitive in the second quarter. We continue to suspect that uncertainty regarding the Department of Labor (DOL) conflict of interest fiduciary rule may be distracting from marketing activities and playing a role in lower sales. Strong equity market returns are also proving to be a headwind to sales of guaranteed income products. We have seen a shift in emphasis on the part of independent agents from guaranteed income products to accumulation products focused on upside potential. In addition, we believe securities licensed agents are placing increased allocations of client funds into equity markets. This premise was reinforced by recent discussions with our National Marketing Organization partners. American Equity Life's Choice and Eagle Life's Select products are competitive for accumulation and our marketing department will be putting increased emphasis on promoting the accumulation story for these products."
Matovina continued: "In July, we discontinued our no-fee FIA lifetime income benefit rider and lowered the rider roll up rate on certain fee riders. These changes allowed us to reduce the target spread for American Equity Life's bonus FIAs and recognize lower valuation interest rates used to compute statutory reserves for policies issued in 2017 compared to policies issued in 2016. To date, we have seen three competitors make downward adjustments but none that compete in our guaranteed income space. As a result, our guaranteed income is currently less than some of our most important competitors. Despite the current challenges in the FIA market, we believe the long-term outlook for FIA sales remains favorable driven by well understood demographic factors."
COST OF MONEY REDUCTION BENEFITS INVESTMENT SPREAD
American Equity’s investment spread was 2.72% for the second quarter of 2017 compared to 2.71% for the first quarter of 2017 and 2.62% for the second quarter of 2016. On a sequential basis, the average yield on invested assets declined by three basis points while the cost of money declined four basis points..
Average yield on invested assets fell to 4.45% for the second quarter of 2017 compared to 4.48% for the first quarter of 2017 and continued to be unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2017 was 3.96% compared to 4.13% and 3.95% in the first quarter of 2017 and second quarter of 2016, respectively. However, the unfavorable impact from new money investment yields was offset by fee income from bond transactions, prepayment income and other non-trendable investment income items which added eight basis points to the second quarter average yield on invested assets compared to ten basis points from such items in the first quarter of 2017.

The aggregate cost of money for annuity liabilities decreased by four basis points to 1.73% in the second quarter of 2017 compared to 1.77% in the first quarter of 2017. This decrease primarily reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was six basis points in the second quarter of 2017 compared to five basis points in the first quarter of 2017.
Commenting on investment spread, Matovina said: “Second quarter spread results were enhanced by a reduction in the cost of money attributable to new money rates and reductions in renewal crediting rates, over hedging benefits, fee income from bond transactions and prepayment income, and other recurring, but variable, investment income items. While investment spread did increase on a sequential basis, yields available to us on investments that meet our high quality parameters remain below our portfolio rate and will continue to pressure our spread results. We will continue to achieve reductions in our cost of money through renewal rate adjustments that will be implemented on policy anniversary dates over the remainder of this year. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.46% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2017 earnings on Thursday, August 3, 2017 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 48714902 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through August 10, 2017 at 855-859-2056, passcode 48714902 (international callers will need to dial 404-537-3406).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$7,720	$11,458	$17,122	$18,803
Annuity product charges	48,603	41,124	92,175	77,629
Net investment income	493,489	459,830	979,086	910,656
Change in fair value of derivatives	266,820	39,099	653,353	(34,966)
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	3,873	2,737	6,211	5,424
OTTI losses on investments:
Total OTTI losses	—	(762)	—	(6,780)
Portion of OTTI losses recognized from other comprehensive income	(949)	(3,684)	(1,090)	(3,360)
Net OTTI losses recognized in operations	(949)	(4,446)	(1,090)	(10,140)
Loss on extinguishment of debt	(428)	—	(428)	—
Total revenues	819,128	549,802	1,746,429	967,406

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	9,986	13,393	21,861	22,502
Interest sensitive and index product benefits	472,596	111,121	891,735	208,792
Amortization of deferred sales inducements	33,695	30,672	96,020	58,151
Change in fair value of embedded derivatives	174,973	284,303	399,143	550,160
Interest expense on notes and loan payable	8,678	6,882	16,400	13,762
Interest expense on subordinated debentures	3,422	3,206	6,758	6,374
Amortization of deferred policy acquisition costs	49,547	50,665	139,225	100,378
Other operating costs and expenses	25,964	26,823	53,543	53,653
Total benefits and expenses	778,861	527,065	1,624,685	1,013,772
Income (loss) before income taxes	40,267	22,737	121,744	(46,366)
Income tax expense (benefit)	13,321	8,029	40,859	(16,233)
Net income (loss)	$26,946	$14,708	$80,885	$(30,133)

Earnings (loss) per common share	$0.30	$0.18	$0.91	$(0.37)
Earnings (loss) per common share - assuming dilution	$0.30	$0.18	$0.90	$(0.37)

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	88,897	82,517	88,773	82,323
Earnings (loss) per common share - assuming dilution	90,112	83,184	90,045	83,073

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income (loss) adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income (loss) provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income (Loss) to Non-GAAP Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income (loss)	$26,946	$14,708	$80,885	$(30,133)
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	(1,559)	605	(3,501)	1,760
Change in fair value of derivatives and embedded derivatives - index annuities	57,571	53,129	68,548	150,678
Change in fair value of derivatives and embedded derivatives - debt	465	768	218	3,532
Income taxes	(19,741)	(19,108)	(22,846)	(54,737)
Non-GAAP operating income	$63,682	$50,102	$123,304	$71,100

Per common share - assuming dilution:
Net income (loss)	$0.30	$0.18	$0.90	$(0.37)
Adjustments to arrive at non-GAAP operating income:
Anti-dilutive effect of net loss	—	—	—	0.01
Net realized investment (gains) losses, including OTTI	(0.02)	—	(0.04)	0.02
Change in fair value of derivatives and embedded derivatives - index annuities	0.64	0.64	0.76	1.81
Change in fair value of derivatives and embedded derivatives - debt	0.01	0.01	—	0.04
Income taxes	(0.22)	(0.23)	(0.25)	(0.65)
Non-GAAP operating income	$0.71	$0.60	$1.37	$0.86

(a)
Adjustments to net income (loss) to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
June 30, 2017
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,688,293
Average AOCI	(751,677)
Average equity excluding average AOCI	$1,936,616

Net income	$194,261
Non-GAAP operating income	174,548

Return on Average Equity Excluding Average AOCI
Net income	10.03%
Non-GAAP operating income	9.01%
1 - The net proceeds received from the Company's settlement of the two equity forward sales agreements in August 2016 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the settlement of the two equity forward sales agreements in August 2016.